Exhibit 99.1

Safety Shot President Jordan Schur Invests an Additional $3.4 Million in the Company Through His Family Fund, Core 4 Capital Corp.

JUPITER, FL, September 4, 2024 (GLOBE NEWSWIRE) — Safety Shot, Inc. (Nasdaq: SHOT) (the “Company” or “Safety Shot”) is pleased to announce that Safety Shot President Jordan Schur has invested in a $3.4 million private placement in the Company through his family investment group, Core 4 Capital Corp. (“Core 4”).

In addition to gross proceeds of $5 million that were raised in April and $1 million in June from Core 4, Safety Shot just raised an additional $3.4 million from the issuance of 3,370,787 Shares at a price of $0.89 and 3,370,767 warrants at $0.125 per warrant, With this investment, Core 4 has made a combined investment of $9.4 million from Core 4.

“I have seen amazing progress in this Company since I joined approximately six months ago,” said Schur. “The recent release of our clinical trial conducted by the Center for Applied Health Sciences shows that our product is clinically proven to lower Blood Alcohol Content by supporting its metabolism and alleviates the next morning symptoms of excessive drinking. I couldn’t be more excited about the Company’s future,” continued Schur.

The Company intends to use the net proceeds from the Offering as working capital, towards general corporate purposes, and to fund the continued development and growth of the Safety Shot brand. For more details of the investment, please see the Company’s Current Report on Form 8-k to be filed on September 4, 2024.

About Safety Shot, Inc.

Safety Shot, Inc., a wellness and dietary supplement company, has developed Safety Shot, the first patented wellness product on Earth that lowers blood alcohol content by supporting its metabolism, while boosting clarity, energy, and overall mood. Safety Shot is available for purchase online at DrinkSafetyShot.com and Amazon. The Company is introducing business-to-business sales of Safety Shot to distributors, retailers, restaurants, and bars throughout 2024.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding Safety Shot’s ability to develop and commercialize a product that lowers blood alcohol content, the timing, progress and results of non-clinical studies and clinical trials, including our product development plans and strategies, Safety Shot’s future results of operations or financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are based on Safety Shot’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, our ability to comply with applicable U.S. and foreign laws, rules, and regulations, product liability claims, our ability to develop and market safely.

Connect with Safety Shot: Website: www.DrinkSafetyShot.com Twitter: @SafetyShotInc Instagram: @SafetyShotInc Facebook: Safety Shot, Inc.

Media and Investor Contact:

Autumn Communications

Jessica Weinberger

Phone: 916-677-7495

Email: shot@autumncommunications.com

Medon Michaelides

Investor Relations

Phone: 561-244-7100

Email: investors@drinksafetyshot.com